                                                                     EXHIBIT 6.4

                                                   [ALLEN & GLEDHILL LETTERHEAD]






                               Dated 28 June 2002




                       CHARTERED SILICON PARTNERS PTE LTD

                                   as Borrower



                    CHARTERED SEMICONDUCTOR MANUFACTURING LTD

                                     as CSM



                                       and



                      ABN AMRO BANK N.V., SINGAPORE BRANCH

                               as Security Trustee





                             SUBORDINATION AGREEMENT
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                                TABLE OF CONTENTS

CONTENTS                                                                                                PAGE
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
1.      INTERPRETATION                                                                                    1

2.      DECLARATION OF TRUST                                                                              2

3.      SUBORDINATION                                                                                     3

4.      AGREEMENT BY BORROWER AND CSM                                                                     4

5.      REPRESENTATIONS AND WARRANTIES                                                                    5

6.      UNDERTAKINGS                                                                                      6

7.      PAYMENTS                                                                                          6

8.      NATURE OF RIGHTS AND OBLIGATIONS                                                                  8

9.      EXPENSES                                                                                          9

10.     BENEFIT OF AGREEMENT                                                                             10

11.     WAIVERS                                                                                          10

12.     COMMUNICATIONS                                                                                   10

13.     PARTIAL INVALIDITY                                                                               11

14.     GOVERNING LAW                                                                                    11

                                       i
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THIS AGREEMENT is made on 28 June 2002 BETWEEN:

(1)  CHARTERED SILICON PARTNERS PTE LTD (the "BORROWER");

(2)  CHARTERED SEMICONDUCTOR MANUFACTURING LTD ("CSM"); and

(3) ABN AMRO BANK N.V., SINGAPORE BRANCH, in its capacity as security trustee for itself and the Secured Parties defined below (in such capacity, the "SECURITY TRUSTEE").

WHEREAS:

(A) By a Credit Agreement (the "CREDIT AGREEMENT") dated 28 September 2000 made between (1) the Borrower, as borrower, (2) ABN AMRO Bank N.V., Singapore Branch, Citibank, N.A., Singapore Branch, United Overseas Bank Limited (formerly known as Overseas Union Bank Limited), Sumitomo Mitsui Banking Corporation, Singapore Branch (formerly known as The Sumitomo Bank, Limited, Singapore Branch), Oversea-Chinese Banking Corporation Limited, Industrial And Commercial Bank Of China, Singapore Branch and Commerzbank Aktiengesellschaft, Singapore Branch, as lead arrangers, (3) The Bank of Tokyo-Mitsubishi, Ltd., Singapore Branch, UFJ Bank Limited, Singapore Branch (formerly known as The Sanwa Bank Limited, Singapore Branch), Mizuho Corporate Bank Limited, Singapore Branch (formerly known as The Industrial Bank of Japan, Limited, Singapore Branch), The Norinchukin Bank, Singapore Branch and Credit Lyonnais, Singapore Branch, as arrangers, (4) The Hongkong and Shanghai Banking Corporation Limited, as co-arranger, (5) Bayerische Landesbank Girozentrale, Singapore Branch, as lead manager, (6) Westdeutsche Landesbank Girozentrale, Singapore Branch, as manager, (7) the Guarantor Banks named therein, as guarantor banks, (8) the Lending Banks named therein, as lending banks, (9) ABN AMRO Bank N.V. (the "AGENT"), as agent, and (10) the Security Trustee, as security trustee, (a) the Guarantor Banks agreed to grant a S$240,000,000 guarantee facility or a US$140,000,000 term loan facility to the Borrower and (b) the Lending Banks agreed to grant a US$680,000,000 term loan facility to the Borrower, upon the terms and subject to the conditions of the Credit Agreement.

(B) CSM is the legal and beneficial owner of 51 per cent. of the issued shares in the capital of the Borrower.

(C) CSM (after giving due consideration to the terms and conditions of the Credit Agreement and satisfying itself that there are reasonable grounds for believing that the entry into by it of this Agreement will benefit it) has agreed to enter into this Agreement and give the undertakings provided in this Agreement.

IT IS AGREED as follows:


1.   INTERPRETATION

1.1 DEFINITIONS: In this Agreement, except to the extent that the context requires otherwise:

     "CSM LOAN AGREEMENT" means the loan agreement dated 27 June 2002 made between (1) the Borrower, as borrower, and (2) CSM, as lender;

     "DISCHARGE DATE" means the date on which the Senior Indebtedness has been discharged in full and on which the Borrower and the Shareholders cease to be under any liability to the Security Trustee and the Secured Parties under or in connection with the Financing Documents;

     "EXCLUDED TRANSACTION" means any genuine and good faith commercial transaction entered into between the Borrower and CSM which is not primarily financial in nature and is contemplated under the Joint Venture Agreement, but shall exclude the transactions contemplated under the CSM Loan Agreement;

     "SECURED PARTIES" means all parties for the time being to the Credit Agreement other than the Borrower (and includes their respective successors and assigns);

     "SECURITY TRUSTEE" includes its successors in title and assigns and any company with which it may amalgamate and all other persons for the time being the security trustee for itself and the Secured Parties under this Agreement;

     "SENIOR INDEBTEDNESS" means all sums (whether principal, interest, fee or otherwise) which are or at any time may be or become due from or owing by the Borrower to the Security Trustee and/or the Secured Parties (or any of them), whether actually or contingently, under or in connection with, or which the Borrower has covenanted to pay or discharge under or pursuant to, any of the Financing Documents (which, for the avoidance of doubt, excludes the Phase 1 Financing Documents (as defined in the Trust Deed));

     "SHAREHOLDERS" means CSM, Agilent Technologies Europe B.V. and EDB Investments Pte Ltd (and includes their respective successors and permitted assignees and transferees);

     "SUBORDINATED INDEBTEDNESS" means all sums which are or at any time may be or become due from or owing by the Borrower to CSM solely under the CSM Loan Agreement (as may be reduced from time to time pursuant to Clause 3.1 and excluding, for the avoidance of doubt, any Released Amount); and

     "TRUST DEED" means the trust deed dated 28 September 2000 made between (1) the Borrower and (2) the Security Trustee, being the Trust Deed referred to in the Credit Agreement.

1.2 CONSTRUCTION: All terms and references used in this Agreement and which are defined or construed in the Credit Agreement but are not defined or construed in this Agreement shall have the same meaning and construction in this Agreement. The provisions of Clause 1(C) of the Credit Agreement shall apply to this Agreement as though they are set out in full in this Agreement (mutatis mutandis) except that references to the Credit Agreement are to be construed as references to this Agreement. All references in this Agreement to a Financing Document include that Financing Document as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Financing Document.

1.3 MISCELLANEOUS: The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. References to "CLAUSES" are to be construed as references to the clauses of this Agreement.


2.   DECLARATION OF TRUST

     CSM acknowledges that the Security Trustee holds the benefit of this Agreement as agent and trustee for the Secured Parties.

3.   SUBORDINATION

3.1 SUBORDINATION: CSM and the Borrower hereby agree with and undertake to the Security Trustee and each of the Secured Parties that, notwithstanding anything to the contrary contained in any agreement or other document constituting or evidencing the Subordinated Indebtedness, before the Discharge Date the Subordinated Indebtedness and the rights and claims of CSM in relation to the Subordinated Indebtedness are subordinated to the Senior Indebtedness and the respective rights and claims of the Secured Parties in relation to the Senior Indebtedness and accordingly, subject as provided in this Agreement, payments of any amount of the Subordinated Indebtedness (whether in the event of the winding-up of the Borrower or otherwise) are conditional upon all of the Senior Indebtedness having first been fully satisfied and discharged and no payment of any amount of the Subordinated Indebtedness which, but for this Agreement, would otherwise fall due for payment will fall so due, and instead such payment will fall due only if and when the Senior Indebtedness has been fully satisfied and discharged and, if the Subordinated Indebtedness or any part thereof is paid by or on behalf of the Borrower to CSM, that payment shall be forthwith paid over by CSM to the Security Trustee, Provided that notwithstanding anything to the contrary in this Agreement and the Financing Documents, the Borrower may, at any time and from time to time, for so long as an Event of Default has not occurred and is not continuing unwaived, at its option either (1) make payments to CSM in relation to the Subordinated Indebtedness and/or (2) by notice to the Security Trustee and CSM reduce the Subordinated Indebtedness (in any manner which CSM and the Borrower may at the relevant time agree) subject to the satisfaction by the Borrower of the following conditions:

     3.1.1 the amount standing to the credit of the Debt Service Reserve Account at the time of such payment and/or reduction is not less than US$129,000,000; and

     3.1.2 the Borrower has provided a written confirmation to the Security Trustee, duly signed by an authorised signatory of the Borrower, confirming that it will not be in breach of the covenants in Clauses 16(A)(15)(a) and 16(A)(15)(b) of the Credit Agreement on the immediately succeeding Calculation Date (after taking into account such payment and/or reduction) and setting out in reasonable detail the basis of calculation for which such confirmation is made.

     Any such amount repaid to CSM pursuant to Clause 3.1(1) above and the amount of any reduction referred to in Clause 3.1(2) above shall cease to form part of the Subordinated Indebtedness (the "RELEASED AMOUNT").

3.2 TURNOVER: Without prejudice to the provisions of Clause 3.1 above, if any amount of Subordinated Indebtedness is discharged or purported to be discharged by payment, repayment, prepayment, set-off or in any other manner in contravention of Clause 3.1 above or Clause 4 (and, for the avoidance of doubt, any payment of consideration, discount or benefit given or credit terms granted under any of the Excluded Transactions shall be deemed not to be a discharge or purported discharge of any part of the Subordinated Indebtedness), CSM shall:

     3.2.1 (if CSM actually receives the amount discharged or purported to be discharged) immediately pay it to the Security Trustee for application towards the Senior Indebtedness; and

     3.2.2 (if CSM does not, as a result of discharge by set-off or otherwise, actually receive the amount discharged or purported to be discharged) pay to the Security Trustee an amount equal to that discharged or purported to be discharged.

3.3 APPLICATION: Any amount received by the Security Trustee from CSM, or any person on its behalf, under Clauses 3.1 or 3.2 above shall be applied in the following manner and order:

     3.3.1 first, in or towards payment of any costs, charges and expenses incurred by the Security Trustee then due and payable under this Agreement and the other Financing Documents;

     3.3.2 secondly, in or towards payment of the Senior Indebtedness (and in the event that such sums are insufficient to satisfy in full the Senior Indebtedness, such sums shall be paid to the Secured Parties in proportion to their respective shares of the Senior Indebtedness at the time of payment); and

     3.3.3 thirdly, in payment of any surplus to CSM or any other person lawfully entitled thereto.


4.   AGREEMENT BY BORROWER AND CSM

4.1 BY BORROWER: The Borrower agrees and undertakes that prior to the Discharge Date, it shall not, without the prior consent in writing of the Security Trustee and the Secured Parties:

     4.1.1 make any loans or advances, whether directly or indirectly, to CSM or provide any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of CSM or otherwise enter into any transactions with CSM other than (a) any transaction on arm's length commercial terms and for valuable consideration, (b) any Excluded Transaction or (c) any transaction contemplated by the CSM Loan Agreement;

     4.1.2 secure all or any part of the Subordinated Indebtedness;

     4.1.3 redeem, purchase or otherwise acquire any of the Subordinated Indebtedness;

     4.1.4 repay, prepay or reduce any, or pay any interest, fees or commissions (but without prejudice to accrual thereof) on, or by reference to, any of the Subordinated Indebtedness otherwise than in accordance with the terms of this Agreement; or

     4.1.5 take or omit to take any action whereby the subordination of the Subordinated Indebtedness or any part thereof to the Senior Indebtedness may be terminated, impaired or adversely affected.

4.2 BY CSM: Except as otherwise expressly provided in this Agreement, CSM shall not, without the prior consent in writing of the Security Trustee and the Secured Parties, prior to the Discharge Date:

     4.2.1 ask, demand, sue for, take or receive, directly or indirectly, whether by exercise of set-off, counterclaim or in any other manner, or recover or enforce payment of any Subordinated Indebtedness (provided that, for the avoidance of doubt, nothing under this Clause
           4.2.1 shall prohibit any asking, demand, suit for, taking or receipt, or recovery or enforcement of, any payment due by the Borrower under any of the Excluded Transactions);

     4.2.2 take any security from the Borrower or any other person in respect of any Subordinated Indebtedness and any security taken notwithstanding the undertaking in this Clause 4.2.2 shall be held by CSM for the Security Trustee (provided that nothing herein shall be effective to create a charge);

     4.2.3 make or enforce any claim or right against the Borrower or prove in competition with the Security Trustee or any Secured Party in respect of the performance of any obligation under this Agreement;

     4.2.4 assign, transfer, sell, charge or purport to assign, transfer, sell, charge or otherwise dispose or purport to dispose of the whole or any part of or any interest in any rights which it may from time to time and for the time being have against the Borrower in respect of the Subordinated Indebtedness; or

     4.2.5 take or omit to take any action whereby the subordination of the Subordinated Indebtedness or any part thereof to the Senior Indebtedness may be terminated, impaired or adversely affected.


5.   REPRESENTATIONS AND WARRANTIES

     CSM represents and warrants to and for the benefit of the Security Trustee and each of the Secured Parties that:

5.1 POWERS: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

5.2 AUTHORISATIONS AND CONSENTS: all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement,
     (b) to ensure that those obligations are valid, legally binding and enforceable, and (c) to make this Agreement admissible in evidence in the courts of Singapore have been taken, fulfilled and done;

5.3 NON-VIOLATION OF LAWS: its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by, (a) any law to which it is subject or (b) its Memorandum and Articles of Association;

5.4 OBLIGATIONS BINDING: its obligations under this Agreement are valid, binding and enforceable;

5.5 NON-VIOLATION OF OTHER AGREEMENTS: its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, to an extent or in a manner which has or will have a material adverse effect on it, any agreement to which it is a party or which is binding on it or its assets;

5.6 LITIGATION: no litigation, arbitration or administrative proceeding is current or pending (a) to restrain the entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under this Agreement or (b) which has or will have a material adverse effect on it; and

5.7 REPETITION: each of the above representations and warranties will be correct and complied with in all material respects at all times up to the Discharge Date as if repeated then by reference to the then existing circumstances.


6.   UNDERTAKINGS

     CSM undertakes that, at all times prior to the Discharge Date, it will from time to time on reasonable request by the Security Trustee acting on the instructions of the Majority Banks do or procure the doing of all such acts and will execute or procure the execution of all such documents as may be reasonably necessary for giving full effect to this Agreement or securing to the Security Trustee and the Secured Parties the full benefits of all rights, powers and remedies conferred upon the Security Trustee and the Secured Parties in this Agreement.


7.   PAYMENTS

7.1  TAXES

     7.1.1 All sums payable by CSM under this Agreement shall be paid (1) free of any restriction or condition, (2) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any tax and (3) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

     7.1.2 If CSM or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any tax or other amount from any sum paid or payable by, or received or receivable from, CSM under this Agreement, CSM shall pay such additional amount as is necessary to ensure that the Security Trustee or, as the case may be, the Secured Party to which that sum is due, receives on the due date and retains (free from any liability other than tax on its own overall net income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

     7.1.3 If CSM or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any tax or other amount on, or calculated by reference to, any sum received or receivable by the Security Trustee or, as the case may be, any of the Secured Parties from CSM under this Agreement (except for a payment by the Security Trustee or a Secured Party of tax on its own overall net income), CSM shall pay or procure the payment of that tax or other amount before any interest or penalty becomes payable or, if that tax or other amount is payable and paid by the Security Trustee or any Secured Party, shall reimburse it on demand for the amount paid by it.

     7.1.4 Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any tax or other amount which it is required by Clause 7.1.3 above to pay, CSM shall deliver to the Security Trustee evidence reasonably satisfactory to the Security Trustee or, as the case may be, the relevant Secured Party of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

     7.1.5 As soon as CSM is aware that any such deduction, withholding or payment is required (or any change in any such requirement), CSM shall notify the Security Trustee.

7.2 GOODS AND SERVICES TAX: CSM shall also pay to the Security Trustee and each Secured Party on demand, in addition to any amount payable by CSM under this Agreement, any goods and services, value added or other similar tax payable in respect of that amount (and any reference in this Agreement to that amount shall be deemed to include any such taxes payable in addition to it).

7.3  REFUND OF TAX CREDITS: If:

     7.3.1 CSM makes a payment under Clause 7.1.2 or 7.1.3 (a "TAX PAYMENT") in respect of a payment to the Security Trustee or any Secured Party under this Agreement; and

     7.3.2 the Security Trustee or the relevant Secured Party determines in its absolute discretion that it has obtained a refund of tax or obtained and used a credit against tax on its overall net income (a "TAX CREDIT") which the Security Trustee or that Secured Party in its absolute discretion is able to identify as attributable to that Tax Payment, then, if in its absolute discretion it can do so without any adverse consequences for the Security Trustee or, as the case may be, that Secured Party, the Security Trustee or, as the case may be, that Secured Party shall reimburse CSM such amount as the Security Trustee or, as the case may be, that Secured Party in its absolute discretion determines to be such proportion of that Tax Credit as will leave the Security Trustee or, as the case may be, that Secured Party (after that reimbursement) in no better or worse position in respect of its worldwide tax liabilities than it would have been in if no Tax Payment had been required. The Security Trustee or any Secured Party shall have an absolute discretion as to whether to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause
     7.3 (and, if so, what amount and when). Neither the Security Trustee nor any Secured Party shall be obliged to disclose any information regarding its tax affairs and computations.

7.4  CURRENCY INDEMNITY

     7.4.1 Any amount received or recovered by the Security Trustee or any Secured Party in respect of any sum expressed to be due to it from CSM under or in connection with this Agreement in a currency (such currency being referred to as the "RELEVANT CURRENCY") other than the currency in which such sum is expressed to be due under this Agreement (such currency being referred to as the "CURRENCY OF ACCOUNT") whether as a result of, or of the enforcement of, a judgment or order of a court or tribunal of any jurisdiction, in the winding-up of CSM or otherwise, shall only constitute a discharge to CSM to the extent of the amount in the Currency of Account which the recipient is able, in accordance with its usual practice, to purchase with the amount of the Relevant Currency so received or recovered on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

     7.4.2 If that amount in the Currency of Account is less than the amount of the Currency of Account due to the recipient under or in connection with this Agreement, CSM shall indemnify it against any loss sustained by it as a result. In any event, CSM shall indemnify the recipient against the cost of making any such purchase. For the purpose of this Clause 7.4, it will be sufficient for the recipient to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

     7.4.3 Each of the indemnities in this Clause 7.4 constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Security Trustee and/or any Secured Party and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.


8.   NATURE OF RIGHTS AND OBLIGATIONS

8.1 NO RELEASE: The obligations of CSM under this Agreement (excluding, for the avoidance of doubt, any obligation of CSM under this Agreement which has been discharged) shall not be discharged, impaired or otherwise affected by any act, omission, matter or thing which, but for this Clause 8.1, may operate to release or otherwise exonerate CSM from its obligations under this Agreement in whole or in part, including without limitation and whether or not known to it or any other person:

     8.1.1 any variation in or to the Project;

     8.1.2 any time, indulgence, concession waiver or consent at any time given by the Security Trustee and/or any of the Secured Parties in respect of the Senior Indebtedness or any part thereof or to the Borrower, CSM or any other person;

     8.1.3 any amendment or supplement to any provision of any Financing Document or any other agreement, security, guarantee or indemnity;

     8.1.4 the making or the absence of any demand on the Borrower, CSM or any other person for payment;

     8.1.5 the enforcement or absence of enforcement of or release of any of the Financing Documents or any other agreement, security, guarantee or indemnity held in respect of the Senior Indebtedness;

     8.1.6 the winding-up, insolvency or bankruptcy of the Borrower, CSM or any other person;

     8.1.7 the illegality, invalidity or unenforceability of or any defect in any provision of any Financing Document or any other agreement, security, guarantee or indemnity or any of the obligations of the Borrower, CSM or any other person thereunder, whether on the grounds of ultra vires, not being in the interests of the Borrower or any other person, not having been duly authorised, executed or delivered by the Borrower or any other person or for any reason whatsoever; or

     8.1.8 any other act, event or omission which but for this provision would or might operate to impair or discharge the obligations of CSM under this Agreement.

8.2 CONTINUING OBLIGATIONS: The obligations of CSM and the Borrower under this Agreement are continuing obligations, will not be discharged by any intermediate payment and will remain in full force and effect until the obligations have been fulfilled (for the avoidance of doubt, nothing in this Clause 8.2 shall affect any obligations of the Borrower or CSM which has been discharged by the due and proper performance by the Borrower or CSM of such obligations).

8.3  REINSTATEMENT

     8.3.1 Any settlement or discharge between the Security Trustee or any of the Secured Parties and CSM shall be conditional upon no security or payment to the Security Trustee or such Secured Party by the Borrower or any other person being avoided or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or winding-up for the time being in force or by virtue of any obligation to give effect to any preference or priority and the Security Trustee or such Secured Party (as the case may be) shall be entitled to recover the value or amount of any such security or payment from CSM subsequently as if such settlement or discharge had not occurred.

     8.3.2 Without prejudice to the provisions of Clause 8.3.1 above, where any discharge (whether in respect of the obligations of CSM or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, insolvency or winding-up or otherwise without limitation, the liability of CSM under this Agreement shall, unless the Security Trustee and the Secured Parties agree otherwise, continue as if the discharge or arrangement, as the case may be, had not occurred.

8.4 FAILURE BY CSM: The failure of CSM or the Borrower to perform or comply with any of its obligations under this Agreement shall not release CSM or the Borrower of its obligations under this Agreement.

8.5 IMMEDIATE RECOURSE: CSM waives any right which it may have of first requesting the Security Trustee or any of the Secured Parties to proceed against or enforce any other rights or security or claim payment from the Borrower or any other person before claiming from CSM under this Agreement.

8.6 ADDITIONAL SECURITY: This Agreement shall be in addition to and shall not in any way be prejudiced by any other security now or hereafter held by the Security Trustee or any Secured Party as security for the obligations of the Borrower under the Credit Agreement.


9.   EXPENSES

9.1 BY CSM: CSM shall pay on demand all costs and expenses (including legal expenses on a full indemnity basis) reasonably incurred by the Security Trustee and/or any of the Secured Parties in protecting or enforcing any rights against it under this Agreement.

9.2 BY BORROWER: The Borrower shall pay on demand all costs and expenses (including legal expenses on a full indemnity basis) reasonably incurred by the Security Trustee and/or any of the Secured Parties in protecting or enforcing any rights against it under this Agreement.

10.  BENEFIT OF AGREEMENT

10.1 CSM/BORROWER: The Borrower may not assign or transfer any of its rights, benefits or obligations under this Agreement. CSM may not assign or transfer any of its rights, benefits or obligations under this Agreement.

10.2 SECURITY TRUSTEE/SECURED PARTIES

     10.2.1 Each of the Security Trustee and the Secured Parties may assign all or part of its rights under this Agreement without the consent of any party to any assignee or transferee under the Credit Agreement (but the assignor shall give to the Borrower prior notice of such assignment or transfer). Any such assignee shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights assigned to it.

     10.2.2 Neither CSM nor the Borrower shall be liable for any costs or expenses which may be incurred in connection with any assignment or transfer of any of the rights of the Security Trustee or any of the Secured Parties under this Agreement.

10.3 DISCLOSURE OF INFORMATION: The Security Trustee or any of the Secured Parties may disclose on a confidential basis to any other party to the Financing Documents or any of its other branches or its headquarters or to an actual or potential New Bank, assignee, sub-participant or the like such information about the Borrower, CSM or any other person as it may think fit and may disclose to such party such information about the Borrower or CSM with the prior consent in writing of the Borrower or, as the case may be, CSM (Provided that, at any time and from time to time after the making of a declaration under Clause 17(B) of the Credit Agreement, (1) no such consent will be required for any such disclosure and (2) the Security Trustee or the relevant Secured Party making any such disclosure shall, if practicable, consult with the Borrower or, as the case may be, CSM prior to making any such disclosure and shall consider in good faith any request from the Borrower or, as the case may be, CSM to the Security Trustee or such Secured Party not to make any such disclosure or to delay making any such disclosure).

10.4 LIMITATION ON CERTAIN OBLIGATIONS: If, at the time of any assignment or transfer by a Secured Party, circumstances exist which would oblige CSM to pay to the assignee or transferee under Clause 7.1 any sum in excess of the sum (if any) which it would have been obliged to pay to that Secured Party under that Clause in the absence of that assignment or transfer, CSM shall not be obliged to pay that excess.


11.  WAIVERS

     No failure on the part of the Security Trustee or any of the Secured Parties to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).


12.  COMMUNICATIONS

12.1 ADDRESSES: Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to that party at the fax number, telex number or address, and marked for the attention of the person (if any), from time to time designated by that party to the Security Trustee (or, in the case of the Security Trustee, by it to each other party) for the purpose of this Agreement. The initial fax number, telex number, address and person (if any) so designated by each party are set out against its name at the end of this Agreement.

12.2 DEEMED DELIVERY: Any communication under this Agreement shall be deemed to have been received (if sent by fax or telex) on the day of despatch or (in any other case) when left at the address required by Clause 12.1 above or within five days after being sent by prepaid post (by airmail if to another country) addressed to it at that address.


13.  PARTIAL INVALIDITY

     The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.


14.  GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.



THE BORROWER



The Common Seal of                  )

CHARTERED SILICON PARTNERS PTE LTD  )

was hereunto affixed                )

in the presence of:                 )



/s/ George Thomas              Director
-------------------------------


/s/ Angela Hon                 Secretary
-------------------------------


60, Woodlands Industrial Park D,

Street 2,

Singapore 738406.



Fax Number: 3604970

Attention: Legal Department

CSM



The Common Seal of         )

CHARTERED SEMICONDUCTOR    )

MANUFACTURING LTD          )

was hereunto affixed       )

in the presence of:        )





/s/ James Norling          Director
---------------------------




/s/ Angela Hon             Secretary
---------------------------


60, Woodlands Industrial Park D,

Street 2,

Singapore 738406.



Fax Number: 3622909

Attention: Legal Department

THE SECURITY TRUSTEE



Signed, Sealed and Delivered by     )       /s/ Sonali C Tang/ Connie Seah



                                as  )

attorneys for and on behalf of      )

ABN AMRO BANK N.V.,                 )

 SINGAPORE BRANCH                   )

in the presence of:                 )       /s/ Leong Wai Mei



63, Chulia Street, 12th Floor,

Singapore 049514.



Fax Number: 6536 2758 / 6231 8143

Telex Number: RS 24396

Attention: Ms Sonali Tang / Ms Patricia Chew / Ms Connie Seah